EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          KRISPY KREME DOUGHNUTS, INC.,

                            OLIVER ACQUISITION CORP.

                                       AND

                          MONTANA MILLS BREAD CO., INC.

                                   dated as of

                                January 23, 2003
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                     MERGER

1.1        The Merger.........................................................2
1.2        Closing............................................................2
1.3        Filing.............................................................2
1.4        Effective Time of the Merger.......................................2

                                   ARTICLE II

          CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS

2.1        Certificate of Incorporation.......................................2
2.2        By-Laws............................................................2
2.3        Directors of the Surviving Corporation.............................3

                                   ARTICLE III

                        EFFECT OF THE MERGER; CONVERSION

3.1        Effect on Capital Stock............................................3
           (a)      Newco Common Stock........................................3
           (b)      Cancellation of Treasury Stock............................3
           (c)      Conversion of Company Common Stock........................3
           (d)      Stock Options and Warrants................................3
3.2        Exchange of Certificates...........................................4
           (a)      Exchange Agent............................................4
           (b)      Exchange Procedures.......................................4
           (c)      Exchange of Certificates..................................4
           (d)      Distributions with Respect to Unsurrendered
                    Certificates..............................................5
           (e)      No Fractional Shares......................................5
           (f)      No Liability..............................................6
           (g)      Withholding Rights........................................6
           (h)      Lost Certificates.........................................6
           (i)      Anti-Dilution.............................................6
3.3        Stock Transfer Books...............................................7


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                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER

4.1        Effect of the Merger...............................................7
4.2        Further Assurances.................................................7

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1        Organization and Qualification.....................................7
5.2        Capital Stock of Subsidiaries......................................8
5.3        Capitalization.....................................................8
5.4        Authority Relative to This Agreement...............................9
5.5        No Violations, etc.................................................9
5.6        Commission Filings; Consolidated Financial Statements.............10
5.7        Absence of Changes or Events......................................12
5.8        Form S-4; Information Statement...................................12
5.9        Litigation........................................................13
5.10       Title to and Condition of Properties..............................13
5.11       Leases............................................................14
5.12       Contracts; Bank Accounts; Indebtedness............................14
           (a)      Contracts and Commitments................................14
           (b)      Employment and Labor Contracts...........................15
           (c)      Bank Accounts............................................15
           (d)      Indebtedness.............................................15
5.13       Franchise Matters.................................................15
5.14       Labor Matters.....................................................16
5.15       Compliance with Law...............................................16
5.16       Board Recommendation; DGCL Section 203............................17
5.17       Intellectual Property.............................................17
5.18       Taxes.............................................................18
5.19       Employee Benefit Plans; ERISA.....................................20
5.20       Environmental Matters.............................................23
5.21       Absence of Undisclosed Liabilities................................25
5.22       Finders or Brokers................................................25
5.23       Opinion of Financial Advisor......................................26
5.24       Insurance.........................................................26
5.25       Customers and Suppliers...........................................26
5.26       Product Warranty..................................................26
5.27       Tax Free Reorganization...........................................26

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5.28       Full Disclosure...................................................26

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

6.1        Organization and Qualification....................................27
6.2        Capitalization....................................................28
6.3        Authority Relative to This Agreement..............................28
6.4        No Violations, etc................................................29
6.5        Commission Filings; Consolidated Financial Statements.............30
6.6        Form S-4; Information Statement...................................30
6.7        Litigation........................................................31
6.8        Board Recommendation..............................................31
6.9        Tax Free Reorganization...........................................31

                                   ARTICLE VII

                            COVENANTS AND AGREEMENTS

7.1        Conduct of Business of the Company Pending the Merger.............31
7.2        Preparation of the Registration Statement.........................34
7.3        Letters and Consents of the Company's Accountants.................35
7.4        Additional Agreements; Cooperation................................35
7.5        Publicity.........................................................35
7.6        No Solicitation...................................................35
7.7        Access to Information; Confidentiality............................36
7.8        Indemnification and Insurance.....................................36
7.9        Fees and Expenses.................................................37
7.10       Affiliates........................................................37
7.11       Director and Officer Resignations.................................37
7.12       NYSE Listing......................................................37
7.13       AMEX Listing......................................................37
7.14       Stockholder Litigation............................................38

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

8.1        Conditions to Each Party's Obligation to Effect the Merger........38
           (a)      No Injunctions or Restraints.............................38
           (b)      Registration Statement...................................38


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           (c)      NYSE Listing.............................................38
           (d)      Employment and Registration Rights Agreements............38
           (e)      Indemnification Agreement................................39
           (f)      Consents and Approvals...................................39
8.2        Conditions to Obligations of Parent and Newco.....................39
           (a)      Company Stockholder Approval Obtained....................39
           (b)      Representations and Warranties...........................39
           (c)      Performance of Obligations of the Company................39
           (d)      No Material Adverse Change...............................39
           (e)      Affiliate Letters........................................40
           (f)      Tax Opinion..............................................40
           (g)      Director and Officer Resignations........................40
8.3        Conditions to Obligations of the Company..........................40
           (a)      Representations and Warranties...........................40
           (b)      Performance of Obligations of Parent and Newco...........40
           (c)      No Material Adverse Change...............................40
           (d)      Tax Opinion..............................................41
           (e)      Warrant Agreement........................................41

                                   ARTICLE IX

                                   TERMINATION

9.1        Termination.......................................................41
9.2        Effect of Termination.............................................42

                                    ARTICLE X

                                  MISCELLANEOUS

10.1       Nonsurvival of Representations and Warranties.....................43
10.2       Waiver............................................................43
10.3       Notices...........................................................43
10.4       Counterparts......................................................44
10.5       Interpretation....................................................44
10.6       Amendment.........................................................45
10.7       No Third Party Beneficiaries......................................45
10.8       Governing Law.....................................................45
10.9       Enforcement.......................................................45
10.10      Entire Agreement..................................................45
10.11      No Recourse Against Others........................................46
10.12      Validity..........................................................46


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EXHIBITS

EXHIBIT A         -   Forms of Employment Agreements
EXHIBIT B         -   Form of Company Affiliate Letter
EXHIBIT C         -   Form of Indemnification Agreement
EXHIBIT D         -   Form of Tax Opinion of Counsel for Parent and Newco
EXHIBIT E         -   Form of Tax Opinion of Counsel for the Company





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                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2003, by and among Krispy Kreme Doughnuts, Inc., a North Carolina corporation ("Parent"), Oliver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Newco"), and Montana Mills Bread Co., Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H :

     WHEREAS, the Boards of Directors of each of Parent, Newco and the Company have approved the merger (the "Merger") of Newco with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, holders of a majority of the outstanding shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock") have indicated to Target that they intend, immediately following the execution of this Agreement, to consent to the Merger and adopt this Agreement and to enter into a registration rights agreement (the "Registration Rights Agreement") with Parent in connection with such consent and related matters; and

     WHEREAS, concurrently with the execution of this Agreement, Eugene O'Donovan and Susan O'Donovan shall have entered into employment agreements (the "Employment Agreements") with Parent, substantially in the form of Exhibit A-1 and A-2, respectively, each to become effective as of the Effective Time (as hereinafter defined) as provided for therein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:



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                                    ARTICLE I

                                     MERGER

     1.1 The Merger. At the Effective Time (as hereinafter defined) and subject to the terms and conditions of this Agreement and the DGCL, Newco shall be merged with and into the Company as provided herein. Thereupon, the corporate existence of Newco shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

     1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on the date that is no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII, unless another time or date is agreed to in writing by the parties hereto (the "Closing Date"). The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, unless another place is agreed to in writing by the parties hereto.

     1.3 Filing. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.

     1.4 Effective Time of the Merger. The Merger shall be effective at the time of the filing of the Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."


                                   ARTICLE II

          CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS and officers

     2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

     2.2 By-Laws. The By-Laws of Newco shall be the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of the Surviving Corporation or said By-Laws.


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     2.3 Directors and Officers of the Surviving Corporation. The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected or appointed and qualified.


                                   ARTICLE III

                        Effect of the Merger; CONVERSION

     3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of shares of Company Common Stock or any shares of capital stock of Newco:

          (a) Newco Common Stock. Each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company shall automatically be canceled and shall cease to exist, and no shares of common stock, no par value, of Parent (including the Rights (as hereinafter defined) attached thereto, the "Parent Common Stock"), cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) (collectively, the "Exchanging Company Shares") shall be converted into the right to receive 0.1501 (the "Exchange Ratio") shares of Parent Common Stock (the "Merger Consideration").

          (d) Stock Options and Warrants. At the Effective Time, except as provided in Section 8.1(d), all rights with respect to Company Common Stock pursuant to any Company stock options or Company warrants which are outstanding at the Effective Time (each of which is set forth in Section
     5.3 of the Disclosure Schedule), whether or not then exercisable, shall be converted into and become rights with respect to Parent Common Stock in accordance with the terms of any stock option plan under which they were issued and any stock option agreement or warrant agreement, as the case may be, by which they are evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code as to any stock option which is an "incentive stock option." After


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     the Effective Time, each Company stock option or warrant set forth in
     Section 5.3 of the Disclosure Schedule shall be exercisable for that number of shares of Parent Common Stock equal to the number of Company Stock subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the Company exercise price divided by the Exchange Ratio and, unless provided otherwise under the stock option plan agreement or warrant agreement, as the case may be, by which it is evidenced, upon conversion the exercise price of each such stock option or warrant shall be rounded up to the nearest $0.01 and the number of shares issuable upon exercise shall be rounded down to the nearest full share. Parent agrees to abide by the terms of any registration rights described in
     Section 5.3 of the Disclosure Schedule.

     3.2 Exchange of Certificates. (a) Exchange Agent. As promptly as practicable after the Effective Time, Parent shall make available to Branch Banking and Trust Company or such other bank or trust company designated by Parent (the "Exchange Agent"), from time to time upon request of the Exchange Agent, for the benefit of the holders of Company Common Stock immediately prior to the Effective Time, for exchange in accordance with this Article III through the Exchange Agent, certificates evidencing shares of Parent Common Stock issuable to holders of Company Common Stock to satisfy the requirements set forth in Section 3.1 relating to Merger Consideration and cash necessary to make requisite Additional Payments (as hereinafter defined).

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, if any, constituting Merger Consideration to which such holder is entitled pursuant to this Article III (together with any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(d) (together, the "Additional Payments")), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not regis-


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tered in the transfer records of the Company, the applicable Merger
Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

     (d) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.2(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) No Fractional Shares. (i) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. For purposes of this Section 3.2(e), all fractional shares to which a single record holder of Company Common Stock would otherwise be entitled shall be aggregated and calculations shall be rounded to three decimal places.

     (ii) Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all such shares held by such holder) shall be entitled to receive cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the closing sales price for a share of Parent Common Stock on the New


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York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported in another authoritative source selected by Parent) (the "NYSE Composite Transaction Tape"), on the Closing Date.

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders subject to and in accordance with the terms of Section 3.2(d).

     (f) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (g) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

     (i) Anti-Dilution. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), extraordinary dividend, reorganization, recapitalization, reclassification or any other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 3.2(i).


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     3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.


                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER

     4.1 Effect of the Merger. The effects and consequences of the Merger shall be as set forth in Section 259 of the DGCL.

     4.2 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Newco or the Company, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such further action.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as expressly set forth in the Disclosure Schedule (with specific reference to the particular Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates, with such disclosure to be applicable to other Sections or subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Sections or subsections readily apparent) delivered by the Company to Parent and Newco in connection with the execution of this Agreement, the Company represents and warrants to Parent and Newco as follows:

     5.1 Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a mate-


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rial adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect"). Section
5.1 of the Disclosure Schedule sets forth, with respect to the Company and each of its subsidiaries, each of the jurisdictions in which they are incorporated or qualified or otherwise licensed as a foreign corporation to do business. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization (or other applicable charter document) or by-laws. The Company has delivered to Parent accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of the Company and its subsidiaries.

     5.2 Capital Stock of Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Section 5.2 of the Disclosure Schedule. The Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. The Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

     5.3 Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, 8,107,835 shares of Company Common Stock are issued and outstanding, no shares are issued and held as treasury shares and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.3 of the Disclosure Schedule sets forth all outstanding options, warrants or other rights, whether or not exercisable, to acquire any shares of Company Common Stock or any other equitable interest in the Company, and, in the case of outstanding options, identifies the Company stock plan or other Company benefit plan or other arrangement under which such options were granted. Other than the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants an option, warrant or other right to acquire shares of Company Common Stock or any other equitable interest in the Company, (b) grants any registration rights with respect to any shares of Company Common Stock, including shares of


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Company Common Stock issuable upon the exercise of outstanding options and warrants, (c) grants a right of first refusal or other such similar right upon the sale of Company Common Stock, or (d) restricts or affects the voting rights of Company Common Stock, except as may have been granted to Parent concurrently herewith. There is no liability for dividends declared or accumulated but unpaid with respect to any Company Common Stock.

     5.4 Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. Concurrently with the execution of this Agreement, the Company has received from the holders of a majority of the outstanding shares of Company Common Stock an irrevocable consent (the "Majority Stockholders Consent") to the Merger and the adoption of this Agreement; the Majority Stockholders Consent is in full force and effect and complies in all respects with the Company's Certificate of Incorporation and By-Laws and the DGCL; and no other vote of or action by the stockholders of the Company is required to adopt and approve this Agreement, to consummate the Merger or the other transactions contemplated hereby. In addition, concurrently with the execution of this Agreement, the Company has received from Kirlin Securities, Inc. ("Kirlin") the release and/or waiver of certain obligations of and restrictions on the Company and its stockholders under Sections 2.26, 3.22 and 3.23 and the related provisions of the Underwriting Agreement between the Company and Kirlin dated June 27, 2002 with respect to the matters contemplated hereby.

     5.5 No Violations, etc. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

     (b) No filing or registration with, notification to or permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) the Majority Stockholders Consent, (iii) filings with the Securities and Exchange Commission (the "SEC") necessary to comply with Section 14(c) of the Securities Act of 1933, as amended (the "Securities Act"), and (iv) filings with the American Stock Exchange, Inc.

     (c) As of the date hereof, none of the Company or any of its subsidiaries is in violation of or default under (x) its respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

     5.6 Commission Filings; Consolidated Financial Statements. (a) The Company has filed all required forms, reports and documents with the SEC since the Company's Registration Statement on Form SB-2 (the "Company IPO Registration Statement") was declared effective by the SEC on June 27, 2002, including, in the form filed with the SEC, together with any amendments thereto, (i) the Company's final prospectus dated June 27, 2002 relating to the initial public offering of Company Common Stock and warrants to purchase Company Common Stock filed with the SEC pursuant to Rule 424(b) (the "Company IPO Prospectus") and
(ii) its Quarterly Reports on Form 10-Q for the fiscal quar-ters ended July 31, 2002 and October 31, 2002 (the "Company 10-Qs" and, together with the Company IPO Registration Statement and the Company IPO Prospectus, the "Company SEC Reports"), all of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and/or the Sarbanes-Oxley Act of 2002 (with respect to the provisions of such act required to be complied with at the time such forms, reports and/or documents were required to be filed) and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") and, to the knowledge of the Company, the statements contained in or accompanying the Company 10-Qs in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act are true and correct. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included in such Company SEC Reports were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of such unaudited consolidated interim financial statements, for the omission of normal year-end adjustments) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated. At the time of effectiveness and/or filing with the SEC of such Company SEC Reports, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided to Parent copies of all other correspondence sent to or received from the SEC by the Company and its subsidiaries or their counsel or accountants since April 25, 2002.

     (b) The Company has provided to Parent true and complete copies of the unaudited consolidated balance sheet of the Company at December 25, 2002 (the "December 2002 Balance Sheet") and the unaudited consolidated statement of income of the Company for the period from October 31, 2002 through December 25, 2002 (collectively, the "December 2002 Financials"). The December 2002 Financials fairly present, in all material respects, the consolidated financial position of the Company at December 25, 2002, and the consolidated results of operations of the Company for the period then ended, and have been prepared in accordance with GAAP applied on a consistent basis, except that such financial statements do not include a statement of cash flows or any footnote disclosures that would otherwise be required to be included by GAAP, and are also subject to normal non-recurring year-end audit adjustments. The December 2002 Balance Sheet reflects all liabilities of the Company, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP.

     5.7 Absence of Changes or Events. Except as set forth in the Company SEC Reports, since October 31, 2002: (a) there has been no material adverse change, or any development involving a prospective material adverse change, in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole;

          (b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of its capital stock;

          (c) except in the ordinary course of its business and consistent with past practice, neither the Company nor any of its subsidiaries has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

          (d) there has not been any change in the financial or the accounting methods, principles or practices of the Company or its subsidiaries, except to the extent required by GAAP or the rules and regulations of the SEC;

          (e) except in the ordinary course of business and for amounts which are not material, there has not been any revaluation by the Company or any of its subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables;

          (f) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

          (g) there has not been any agreement by the Company or any of its subsidiaries to (i) do any of the things described in the preceding clauses
     (a) through (f) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article V untrue or incorrect.

     5.8 Form S-4; Information Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Information Statement included therein (the "Information Statement"), in definitive form, relating to the Merger will, at the dates mailed to stockholders of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will promptly inform Parent of the happening of any event prior to the Effective Time which would render such information regarding the Company incorrect in any material respect or require the amendment of the Information Statement. The Registration Statement and the Information Statement (except for information prepared by or relating solely to Parent and Newco) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     5.9 Litigation. Except as set forth in the Company SEC Reports, there is no
(i) claim, action, suit or proceeding pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party.

     5.10 Title to and Condition of Properties. Section 5.10 of the Disclosure Schedule contains a true and complete list of all real properties owned or leased by the Company and its subsidiaries. Each of the Company and its subsidiaries has good title to all of the real property, if any, owned by it and good leasehold interests in all real property leased by it, and owns outright all of the personal property (except for leased property or assets) which is reflected on the December 2002 Balance Sheet except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. No such real or personal property is subject to claims, liens or encumbrances, whether by mortgage, pledge, lien, conditional sale agreement, charge or otherwise, except for (i) Permitted Encumbrances (as hereinafter defined) or (ii) those which would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Permitted Encumbrances" shall mean (i) liens for taxes, assessments and other governmental charges not yet due and payable, (ii) liens for taxes, assessments and other governmental charges due but not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established by the Company, (iii) mechanics', carriers', workers', repairmen's, statutory or common law liens being contested in good faith by appropriate proceedings for which adequate reserves have been established by the Company and (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way or other similar restrictions, including any other agreements, conditions or restrictions that would be shown on a current title, report or similar listing and which, individually or in the aggregate, would not prevent such property from being used for the purposes for which it is intended, (B) zoning, building, subdivision or other similar requirements or restrictions and
(C) the rights and obligations of landlords and tenants contained in any lease governing such real property.

     5.11 Leases. Section 5.11 of the Disclosure Schedule contains a true and complete list of all leases requiring the payment of rentals aggregating at least $25,000 per annum pursuant to which real or personal property is held under lease by either of the Company or any of its subsidiaries, and true and complete copies of each lease pursuant to which either of the Company or any of its subsidiaries leases real or personal property to others. All of the leases so listed are valid and subsisting and in full force and effect and are subject to no default with respect to either of the Company or its subsidiaries, as the case may be, and, to the knowledge of the Company, are in full force and effect and subject to no default with respect to any other party thereto, and the leased real property is in good and satisfactory condition in all material respects. Section 5.11 of the Disclosure Schedule identifies each existing lease containing an agreement with respect to any change of control or any indemnification or other contingent obligations that would be triggered by the Merger.

     5.12 Contracts; Bank Accounts; Indebtedness.

     (a) Contracts and Commitments. Section 5.12(a) of the Disclosure Schedule contains a complete and accurate list of all existing outstanding contracts and commitments, whether written or oral, under which the obligations of the Company or its subsidiaries exceed $25,000, including, without limitation, contracts and commitments (i) the terms of which provide for the payment by the Company and its subsidiaries after the date hereof as the recipient of goods or services or involve the receipt by the Company or any of its subsidiaries as the provider of goods or services, (ii) whereby the Company or any of its subsidiaries leases equipment, (iii) whereby the Company or any of its subsidiaries has a firm commitment to purchase capital equipment (or lease in the nature of a conditional purchase of capital equipment), (iv) which continue for a period of twelve months or more and are not subject to a unilateral right of termination by the Company without consideration or (v) which restrict in any material manner or purport to restrict in any material manner any business activities or freedom of the Company or any of its subsidiaries (or, to the knowledge of the Company, any of its officers or employees) to engage in any business or to compete with any person. Section 5.12(a) of the Disclosure Schedule also contains a complete and accurate list of all existing outstanding contracts and commitments, whether written or oral, between the Company or any of its subsidiaries, on the one hand, and any officer, director or affiliate of the Company or any subsidiary, on the other hand. None of the Company or any of its subsidiaries is in material default (nor is there any event which with notice or lapse of time or both would constitute a material default) under any contract or commitment referred to in this Section 5.12(a). Section 5.12(a) of the Disclosure Schedule identifies each existing contract or commitment containing an agreement with respect to any change of control or any indemnification or other contingent obligations that would be triggered by the Merger.

     (b) Employment and Labor Contracts. Neither the Company nor any of its subsidiaries is a party to any employment, management services, consultation or other similar contract with any past or present officer, director, employee or other person or, to the knowledge of the Company, any entity affiliated with any past or present officer, director or employee or other person other than those included as exhibits in the Company SEC Reports and other than the agreements executed by employees generally, the forms of which have been delivered to Parent. Notwithstanding the foregoing, Section 5.12(b) of the Disclosure
Schedule identifies any such agreement containing an agreement with respect to any change of control, severance or termination benefit or any obligation on the part of the Company that could be triggered by the Merger.

     (c) Bank Accounts. Section 5.12(c) of the Disclosure Schedule contains a complete and accurate list of the name of each bank in which the Company or any of its subsidiaries has an account or safe deposit box (each, a "Bank Account" and, collectively, the "Bank Accounts"). The Company has previously provided to Parent the account numbers of each Bank Account and the names of all persons authorized to draw thereon or to have access thereto.

     (d) Indebtedness. Section 5.12(d) of the Disclosure Schedule contains a complete and accurate list of all indebtedness for borrowed money of the Company and its subsidiaries showing the aggregate amount by way of principal and interest which was outstanding as of a date not more than seven days prior to the date of this Agreement and, by the terms of agreements governing such indebtedness, is expected to be outstanding on the Closing Date. Neither this Agreement, the Merger nor the other transactions contemplated hereby will result in any outstanding loans or borrowings by the Company or any subsidiary of the Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require the Company or any of its subsidiaries to repay all or a portion of such loans or borrowings.

     5.13 Franchise Matters. Except for that certain Development Agreement between the Company and Bread Partners, LLC relating to the development of up to seven stores in the Washington, DC area, none of the Company or any of its subsidiaries is party to any franchise or similar agreements or arrangements. The Company and its subsidiaries are in compliance in all material respects with the applicable requirements of the Federal Trade Commission (the "FTC") rules governing franchising and all applicable provisions of federal, state, local and other laws or regulations governing the business of a franchisor. The Com-pany is the exclusive franchisor of the "Montana Mills" and the "Montana Mills Bread Co." concept for the operation of retail bakeries utilizing certain of the trademarks and service marks used by the Company and its subsidiaries. Neither the Company's Uniform Franchise Offering Circular nor any other franchise disclosure statement of similar import (whether now or previously existing) nor any statements (whether oral or written) furnished by the Company and its subsidiaries or by any person acting on their behalf in connection with the sale, management, administration or termination of a franchise contains or contained any untrue statement of a material fact or omits or omitted a material fact necessary to make the statements made or contained therein or made in connection therewith not misleading. The Company is not aware of any fact, circumstance or condition related to franchising activities which could have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger and the other transactions contemplated hereby. The Company's Development agreement with Bread Partners, LLC is valid and in full force and effect, and the Company is not, and to the knowledge of the Company, Bread Partners, LLC is not, in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company, Bread Partners, LLC, thereunder.

     5.14 Labor Matters. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries. To the knowledge of the Company, no petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its subsidiaries who are not currently organized. No employee of the Company or its subsidiaries is represented by a labor union or similar organization with respect to his or her employment with the Company or any of its subsidiaries and, to the knowledge of the Company, there exist no ongoing discussions between the employees of the Company or its subsidiaries and any labor union or similar organization relating to the representation of such employees by such labor union or similar organization.

     5.15 Compliance with Law. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration, the Department of Agriculture, the Nutrition Labeling and Education Act of 1990, the Organic Foods Production Act of 1990 or the National Organic Program authorized thereunder), or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a

Company Material Adverse Effect or impair the Company's ability to consummate the Merger or the other transactions contemplated hereby; the conduct of the business of each of the Company and its subsidiaries is in conformity with all foreign, federal, state and local requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where such nonconformities would not, individually or in the aggregate, have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger or the other transactions contemplated hereby. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

     5.16 Board Recommendation; DGCL Section 203. (a) The Board of Directors of the Company has, by unanimous vote of all directors voting a meeting of such Board duly held on January 23, 2003, declared the advisability of, approved and adopted this Agreement and the Merger and determined that (based in part on the review of the fairness opinion presented to it by Capitalink, L.C.) the Merger is fair to the stockholders of the Company.

     (b) No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement, the Registration Rights Agreement and the Majority Stockholders Consent (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement, the Registration Rights Agreement and the Majority Stockholders Consent (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

     5.17 Intellectual Property. Section 5.17 of the Disclosure Schedule sets forth a complete and accurate list of all of the trademarks (whether or not registered) and trademark registrations and applications, patent and patent applications, copyrights and copyright applications, service marks, service mark registrations and applications, trade dress, trade and product names (collectively, the "Intellectual Property") owned or licensed by the Company and its subsidiaries and material to the business of the Company and its subsidiaries, taken as a whole. (i) Each of the Company and its subsidiaries has or owns, directly or indirectly, all right, title and interest to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; (ii) none of the rights of the Company and its subsidiaries in or use of such Intellectual Property has been or is currently being or, to the knowl-edge of the Company, is threatened to be infringed or challenged; (iii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; and (iv) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed. To the knowledge of the Company, the Company and its subsidiaries own or have adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for their operations.

     5.18 Taxes. (i) The Company and each of its subsidiaries have timely filed with the appropriate governmental agencies all federal income and all other material Tax Returns (as hereinafter defined) required to be filed for any period, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries, and each such Tax Return is complete and accurate in all material respects; (ii) the Company and each of its subsidiaries have timely paid all Taxes (as hereinafter defined) due and payable by them and have made adequate accruals for any Taxes attributable to the Company and/or its subsidiaries that are not yet due and payable; (iii) all asserted deficiencies or assessments resulting from examinations of any Tax Returns filed by or Taxes of the Company or any of its subsidiaries have been paid or finally settled and no issue asserted in writing in connection with any such asserted deficiency or assessment reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the Effective Date) not covered by an adequate accrual; (iv) no other deficiency in respect of Taxes has been asserted in writing or assessed against the Company or any of its subsidiaries by any taxing authority, and no examination of the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened by any taxing authority;
(v) no extension of the period for assessment or collection of any Tax of the Company or its subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no liens have been filed with respect to any Taxes of the Company or any of its subsidiaries other than in respect of property taxes that have accrued but are not yet due and payable; (vii) neither the Company nor any of its subsidiaries has made, or is or will be required to make, any adjustment by reason of a change in their accounting methods for any period (or portion thereof) ending on or before the Effective Date; (viii) the Company and its subsidiaries have made timely payments of all Taxes required to be deducted and withheld from the wages paid to their employees and from all other amounts paid to third parties; (ix) neither the Company nor any of its subsidiaries is a party to any tax sharing, tax matters, tax indemnification or similar agreement;
(x) neither the Company nor any of its subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which may be required to be included in the income of the Company or such subsidiary whether or not distributed; (xi) neither the Company nor any of its subsidiar-ies has made an election under Section 341(f) of the Code; (xii) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute an "excess parachute payment" within the meaning of Section 280G of the Code; (xiii) to the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; (xiv) neither the Company nor any of its subsidiaries has any liability for the Taxes of any person under United States Treasury Regulation ("Treas. Reg.") ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for liability arising under Treas. Reg. ss. 1.1502-6 with respect to current members of the Company's "affiliated group" (as defined in Section 1504 of the Code); (xv) neither the Company nor any of its subsidiaries has ever had any "undistributed personal holding company income" (as defined in Section 545 of the Code); (xvi) none of the assets of the Company or any of its subsidiaries is "tax-exempt use property" (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986); (xvii) neither the Company nor any of its subsidiaries has ever been a "United States real property holding corporation," within the meaning of Section 897 of the Code; (xviii) neither the Company nor any of its subsidiaries has made any elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code; (xix) there are no "excess loss accounts" (as defined in Treas. Reg. ss. 1.1502-19) with respect to any stock of any subsidiary; (xx) neither the Company nor any of its subsidiaries has any (a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. ss.ss. 1.1502-13 and 1.1502-13T prior to amendment by Treasury Decision 8597 (issued July 12, 1995)) or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. ss.ss. 1.1502-14 and 1.1502-14T prior to amendment by Treasury Decision 8597) or (b) any gain subject to Treas. Reg. ss. 1.1502-13, as amended by Treasury Decision 8597; (xxi) neither the Company nor any of its subsidiaries has requested a ruling from, or entered into a closing agreement with, the Internal Revenue Service (the "IRS") or any other taxing authority; and (xxii) the Company has previously delivered to Parent true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any of its subsidiaries for the last three taxable years ending prior to the date hereof and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

     For all purposes of this Agreement, "Tax" or "Taxes" means (i) all federal, state, local, foreign or franchise taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. ss. 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

     For all purposes of this Agreement, "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     5.19 Employee Benefit Plans; ERISA.

     (a) Section 5.19 of the Disclosure Schedule sets forth a complete and accurate list of all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company, any of its subsidiaries or any other ERISA Affiliates, or with respect to which the Company or any of its subsidiaries contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefits Plans"), "welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries otherwise may have any liability ("Welfare Plans"), multiemployer plans as defined in Section 3(37) of ERISA to which the Company or any of its subsidiaries is required to make contributions or otherwise may have any liability, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by the Company or a subsidiary or with respect to which the Company or any subsidiary otherwise may have any liability ("Other Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code including the Company or any of its subsidiaries.

     (b) The Company and each of its subsidiaries are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, as applied to each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the "Plans") except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (c) All contributions to, and payments from, the Plans which are required to have been made in accordance with the Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (d) The Pension Benefit Plans intended to qualify under Section 401 of the Code are so qualified and have been determined by the IRS to be so qualified and, to the knowledge of the Company, nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) There are (i) no investigations, audits or examinations pending, or to the knowledge of the Company, threatened by any governmental entity (including the Pension Benefit Guaranty Corporation ("PBGC")) involving any of the Plans,
(ii) no termination proceedings involving the Plans, and (iii) no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such Plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such Plan, which would, in the case of clause (i), (ii) or (iii) of this paragraph (e), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect, nor, to the knowledge of the Company, are there any facts which would give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, audit, examination, claim, suit or proceeding.

     (f) None of the Company, any of its subsidiaries or any employee of the foregoing, nor, to the knowledge of the Company, any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in a tax or penalty on the Company or any of its subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

     (g) None of the Pension Benefit Plans is a plan subject to Title IV of ERISA or Section 412 of the Code.

     (h) Neither the Company nor any subsidiary of the Company nor any ERISA Affiliate has incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA.

     (i) Neither the Company, any of its subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA (a

"Multiemployer Plan"), which would, individually or in the aggregate, have a Company Material Adverse Effect.

     (j) With respect to each of the Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the current Plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the most recent financial statements and actuarial reports, if applicable, (v) the most recent IRS determination letter, if applicable, (vi) if any application for an IRS determination letter is pending, copies of all such applications for determination including attachments, exhibits and schedules thereto, (vii) all material agreements (including settlement agreements or other similar agreements relating to any Plan) and (viii) all material correspondence between the Company and any of its subsidiaries and the IRS, PBGC, United States Department of Labor or any other governmental entity relating to any of the Plans.

     (k) None of the Welfare Plans maintained by the Company or any of its subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except where the full expense of such coverage or benefits is paid by the participant or the participant's beneficiary. The Company and each of its subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (l) Except in the event of a partial termination, as described in Treas. Reg. ss. 1.411(d)-2, the consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee's termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its subsidiaries.

     (m) The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

     (n) As of the Closing, the Company, its subsidiaries and any entity with which the Company or its subsidiaries could be considered a single employer under 29 U.S.C. Section 2101(a)(1) or under any relevant case law has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the Closing, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

     5.20 Environmental Matters. (a) Each of the Company and its subsidiaries has obtained (or is capable of obtaining without incurring any material incremental expense) all Environmental Permits required in connection with its business and operations, except when the failure to obtain such Environmental Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and has no reason to believe any of them will be revoked prior to their expiration, modified or will not be renewed, and have made all registrations and given all notifications that are required under Environmental Laws.

     (b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries under Environmental Laws.

     (c) The Company and its subsidiaries are in material compliance with, and have no material liability under, Environmental Laws, including, without limitation, all of their Environmental Permits.

     (d) Except as may be contained in any lease agreement set forth in Section
5.11 of the Disclosure Schedule, copies of which have been delivered to Parent, neither the Company nor any of its subsidiaries has assumed, by contract or otherwise, any liabilities or obligations arising under Environmental Laws.

     (e) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Materials, which could reasonably be expected to prevent material compliance by the Company or any of its subsidiaries with Environmental Laws, or to result in any material liability of the Company or any of its subsidiaries under Environmental Laws.

     (f) No lien has been recorded under Environmental Laws with respect to any property, facility or asset currently owned by the Company or any of its subsidiaries.

     (g) Neither the Company nor any of its subsidiaries has received any notification that Hazardous Materials that any of them or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of has been found at any site at which any person is conducting or plans to conduct any investigation, remediation, removal, response or other action pursuant to Environmental Laws, and neither the Company nor any of its subsidiaries is conducting any such action at any location.

     (h) There is no friable asbestos or asbestos containing material in, on or at any property, facility or equipment owned, operated or leased by the Company or any of its subsidiaries.

     (i) No property now or previously owned, operated or leased by the Company or any of its subsidiaries, or any of their respective predecessors in interest, is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") or (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list established under Environmental Laws.

     (j) No underground or aboveground storage tank or related piping, or any surface impoundment, lagoon, landfill or other disposal site containing Hazardous Materials is located at, under or on any property owned, operated or leased by the Company or any of its subsidiaries nor has any of them been removed from or decommissioned or abandoned at any such property.

     (k) The execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby and the exercise by Parent of rights to own and operate the businesses of each of the Company and its subsidiaries substantially as presently conducted will not affect the validity or require the transfer of any material Environmental Permits held by the Company or any of its subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation, remediation response or other action under Environmental Laws.

     (l) The Company has delivered or otherwise made available for inspection to Parent copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its subsidiaries or any of their respective predecessors in interest, or of compliance by any of them with, or liability of any of them under, Environmental Laws.

     For purposes of this Section 5.20:

          (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

          (ii) "Environmental Claim" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for investigation, remediation, removal, response or corrective action or for damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of Hazardous Materials or (2) any violation, or alleged violation, of Environmental Laws;

          (iii) "Environmental Laws" means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, or occupational health or safety, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials;

          (iv) "Hazardous Materials" means pollutants, contaminants, hazardous or toxic substances, constituents, materials or wastes, and any other waste, substance, material, chemical or constituent subject to regulation, or which can give rise to liability, under Environmental Laws including, without limitation, petroleum and petroleum products and wastes, and all constituents thereof;

          (v) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing in or into the Environment; and

          (vi) "Environmental Permit" means a permit, identification number, license, approval, consent or other written authorization issued pursuant to Environmental Laws.

     5.21 Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the balance sheet as of October 31, 2002 included in the Company SEC Reports and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since October 31, 2002 that would not individually or in the aggregate have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

     5.22 Finders or Brokers. None of the Company, the subsidiaries of the Company, the Board of Directors of the Company, any member of the Board of Directors of the Company or any officer of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger.

     5.23 Opinion of Financial Advisor. The Company has received the opinion of Capitalink, L.C., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a true and complete copy of which has been delivered to Parent.

     5.24 Insurance. Section 5.24 of the Disclosure Schedule lists all insurance policies in force on the date hereof covering the businesses, properties and assets of each of the Company and its subsidiaries, and all such policies are currently in effect.

     5.25 Customers and Suppliers. Since the date of the Company SEC Reports, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any customer or supplier or group of affiliated customers or suppliers which would result in a Company Material Adverse Effect nor, to the knowledge of the Company, has the Company received any written notice of intent to so terminate, cancel or materially curtail such business relationships.

     5.26 Product Warranty. There are no warranties (express or implied) outstanding with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company or any of its subsidiaries, other than any such warranty implied by law pursuant to Sections 2-312, 2-313(b) and 2-314 of the Uniform Commercial Code of the State of New York, the similar laws of any other state in which the Company's products are sold, the Company's or any of its subsidiaries' customer purchase order or contract forms or the Company's or any of its subsidiaries' order information forms; and such products are nontoxic.

     5.27 Tax Free Reorganization. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken, has agreed to take or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share). Neither the Company nor, to the knowledge of the Company, any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) and, to the knowledge of the Company, the Merger and each such exchange will so qualify.

     5.28 Full Disclosure. As of the date hereof and as of the Closing Date, as the case may be, all statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement are, or, in respect of any such instrument to be delivered on or prior to the Closing Date, as of its date and as of the Closing Date will be, accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of the Company. No representation or warranty of the Company contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.


                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

     Except as expressly set forth on the Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates, with such disclosure to be applicable to other Sections or subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Sections or subsections readily apparent) delivered by Parent and Newco to the Company in connection with the execution of this Agreement, Parent and Newco represent and warrant to the Company as follows:

     6.1 Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Newco is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). Neither Parent nor Newco is in violation of any of the provisions of its certificate or articles of incorporation or organization or by-laws. Parent has delivered to the Company accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of Parent and Newco.

     6.2 Capitalization. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, no par value. As of December 6, 2002, 56,207,012 shares of Parent Common Stock were issued and outstanding and no shares of preferred stock of Parent were issued and outstanding. The Parent Common Stock, including the shares of Parent Common Stock to be issued in exchange for Company Common Stock, have attached thereto rights (the "Rights") to purchase one one-hundredth (1/100) of a share of Series A Participating Cumulative Preferred Stock (the "Series A Preferred Stock"). The Rights are issued pursuant to a Rights Agreement (the "Rights Agreement") dated as of January 18, 2000 between Parent and Branch Banking and Trust Company. All of such issued and outstanding shares are, and any shares of Parent Common Stock to be issued in connection with this Agreement, the Merger and the transactions contemplated hereby will be, validly issued, fully paid and nonassessable and free of preemptive rights. Parent has reserved for issuance a sufficient number of shares of Parent Common Stock to cover the exercise of all outstanding options and warrants of the Company which shall remain outstanding upon consummation of the Merger as set forth in Section
5.3 of the Disclosure Schedule.

     (b) Newco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The authorized capital stock of Newco consists of 1,000 shares of common stock, par value $0.01 per share, and Parent is directly the record and beneficial owner of all such shares, and all of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by Parent free and clear of any claim, lien or encumbrance of any kind with respect thereto.

     6.3 Authority Relative to This Agreement. Each of Parent and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Newco and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby except the approval of Parent, as the sole stockholder of Newco which has been obtained simultaneously with the execution and delivery hereof. This Agreement has been duly and validly executed and delivered by Parent and Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

     6.4 No Violations, etc. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 6.4(b) hereof, neither the execution and delivery of this Agreement by Parent and Newco nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Parent or Newco with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(z) and
(ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Parent Material Adverse Effect or impair Parent's or Newco's ability to consummate the Merger or other transactions contemplated hereby.

     (b) No filing or registration with, notification to or permit, authorization, consent or approval of any governmental entity is required by Parent, Newco or any of Parent's other subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Newco of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) filings with the NYSE and, if applicable, the American Stock Exchange, Inc., (iii) filings with the SEC and state securities administrators, and (iv) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Parent Material Adverse Effect or impair Parent's or Newco's ability to consummate the Merger or other transactions contemplated hereby.

     (c) As of the date hereof, Parent and its subsidiaries are not in violation of or default under (x) their respective certificates or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, either have a Parent Material Adverse Effect or impair Parent's or Newco's ability to consummate the Merger or other transactions contemplated hereby.

     6.5 Commission Filings; Consolidated Financial Statements. Parent has filed all required forms, reports and documents with the SEC since Parent's Registration Statement on Form S-1 relating to its initial public offering was declared effective by the SEC on April 4, 2000, including, in the form filed with the SEC together with any amendments thereto, (i) its Annual Report on Form 10-K for the fiscal year ended February 3, 2002 (the "Parent 10-K"), (ii) the proxy statement relating to Parent's annual meeting of shareholders held on June 5, 2002 (the "Parent Current Proxy"), (iii) its Current Report on Form 8-K dated August 29, 2002 (the "Parent Current 8-K"), (iv) its Quarterly Reports on Form 10-Q for the fiscal quarters ended May 5, 2002, August 4, 2002 and November 3, 2002 (the "Parent Current 10-Qs" and, together with the Parent 10-K, the Parent Current Proxy and the Parent Current 8-K, the "Parent Current SEC Reports") and
(iv) all other reports or registration statements filed by Parent with the SEC since April 4, 2000 (collectively, the "Parent SEC Reports"), all of which complied when filed in all material respects with all applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act (with respect to the provisions of such act required to be complied with at the time such forms, reports and/or documents were required to be filed) and, to the knowledge of Parent, the statements contained in or accompanying the Parent Current SEC Reports in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act are true and correct. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its subsidiaries included in such Parent SEC Reports were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and except, in the case of such unaudited consolidated interim financial statements, for the omission of normal year-end adjustments) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). At the time of effectiveness and/or filing with the SEC of such Parent SEC Reports, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not received any substantive comments from the SEC with respect to any of its filings under the Exchange Act.

     6.6 Form S-4; Information Statement. None of the information supplied or to be supplied by or on behalf of Parent and Newco for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Newco for inclusion or incorporation by reference in the Information Statement will, at the dates mailed to stockholders and at the

Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent will promptly inform the Company of the happening of any event prior to the Effective Time which would render such information regarding Parent or Newco incorrect in any material respect or require the amendment of the Information Statement. The Registration Statement and the Information Statement (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     6.7 Litigation. Except as set forth in the Parent SEC Reports and except as would not have a Parent Material Adverse Effect, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of Parent or any of its subsidiaries, threatened against or relating to Parent or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent, any subsidiary of Parent or any of their respective assets was or is a party.

     6.8 Board Recommendation. The Board of Directors of Parent has, by unanimous vote at a telephonic meeting of such board duly held on January 23, 2003, approved and adopted this Agreement and the Merger and the other transactions contemplated hereby (including, without limitation, the issuance of Parent Common Stock as a result of the Merger). The Board of Directors of Newco has, by unanimous written consent dated January 23, 2003, declared the advisability of and approved and adopted this Agreement and the Merger and the other transactions contemplated hereby.

     6.9 Tax Free Reorganization. None of Parent, Newco or any affiliate of Parent or Newco has taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code. None of Parent, Newco or any affiliate of Parent is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and, to the knowledge of Parent, the Merger will so qualify.


                                   ARTICLE VII

                            COVENANTS AND AGREEMENTS

     7.1 Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, each of the Company and its sub-sidiaries will conduct its respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having material business relationships with it, if the loss of such business relationship would have a Company Material Adverse Effect, and will take no action which would impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

          (a) amend its certificate or articles of incorporation or organization or by-laws;

          (b) authorize for issuance, issue, sell, deliver, grant any options for or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock except for the issuance of capital stock as may be required pursuant to any outstanding options or warrants of the Company issued in compliance with applicable securities laws;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

          (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for its wholly owned subsidiaries in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other person; or (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries;

          (e) (i) increase in any manner the compensation of (x) any non-officer employee other than in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements;

     (iii) grant any severance or termination pay to (x) any non-officer employee other than in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (iv) enter into any employment or severance agreement with (x) any employee or (y) any of its directors or officers; or (v) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, Welfare Plan, Multiemployer Plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

          (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

          (g) except as contemplated by the first sentence of Section 5.13 hereof, enter into any franchise or similar agreement or arrangement;

          (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

          (i) authorize any new capital expenditure or expenditures in an amount exceeding $50,000 in the aggregate, except that the foregoing shall not limit any capital expenditures required pursuant to existing contracts or capital expenditures in connection with stores that are already under construction;

          (j) make any change in the accounting methods or accounting practices followed by the Company, except as may be required by GAAP or the rules and regulations of the SEC;

          (k) settle or compromise any material federal, state, local, foreign or franchise Tax liability, make any new mate-rial Tax election, revoke or modify in any material manner any existing Tax election, or request or consent to a material change in any method of Tax accounting;

          (l) take, cause or permit to be taken any action that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code;

          (m) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

          (n) agree, resolve or otherwise determine to do any of the foregoing.

     7.2 Preparation of the Registration Statement. (a) As soon as practicable following the date of this Agreement, the Company, Parent and Newco shall prepare and file with the SEC the Registration Statement, in which the Information Statement shall be included. Each of the Company, Parent and Newco shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Information Statement shall disclose that the Board of Directors of the Company has voted in favor of approval and adoption of this Agreement and the Merger, and that the Boards of Directors of Parent and Newco have voted in favor of approval of the issuance of Parent Common Stock in connection with the Merger. The Company shall use commercially reasonable efforts to cause the Information Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective.

     (b) The Company, Parent and Newco shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company and its counsel the opportunity to review and comment thereon and, with respect to any material pertaining to the Company, without the Company's written consent, which consent shall not be unreasonably withheld. Parent will advise the Company, immediately after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company, Parent or Newco, or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or Newco which should be set forth in an amendment or supplement to the Registration Statement so that such Registra-tion Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     7.3 Letters and Consents of the Company's Accountants. The Company shall use all commercially reasonable efforts to cause to be delivered to Parent all consents required from its independent accountants necessary to effect the registration of the Parent Common Stock and make any required filing with the SEC in connection with the Merger and the transactions contemplated thereby.

     7.4 Additional Agreements; Cooperation. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as commercially reasonable the transactions contemplated by this Agreement, and to reasonably cooperate with each other in connection with the foregoing, including using commercially reasonable efforts
(i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified in Section 7.4 to the Disclosure Schedule, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Registration Statement and (vii) to fulfill all conditions to this Agreement.

     7.5 Publicity. The Company, on the one hand, and Parent and Newco, on the other hand, agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.

     7.6 No Solicitation. The Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of the

Company or any of its subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For all purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. As used herein, a "Significant Subsidiary" means any subsidiary of the Company that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     7.7 Access to Information; Confidentiality. (a) From the date of this Agreement until the Effective Time, each of the Company and Parent (on behalf of Parent and Newco), after reasonable notice, will give the other party and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries, after reasonable notice, to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request. In the event Parent and/or Newco or their authorized representatives perform testing of any property owned or leased by the Company, Parent, at Parent's cost and expense, shall return such property to its previous condition immediately following the conclusion of such testing. Any such testing may be further limited by, and must be conducted in conformance with, the provisions of any applicable lease or other agreement to which the Company or any of its subsidiaries is a party.

     (b) All documents and information furnished pursuant to this agreement shall be subject to the terms and conditions set forth in the Confidentiality Agreement dated January 7, 2003 between the Company and Parent (the "Confidentiality Agreement").

     7.8 Indemnification and Insurance. (a) Parent and the Surviving Corporation shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate or articles of incorporation or organization and by-laws of the Company and each of its subsidiaries and any directors, officers or employees indemnification agreements of the Company and its subsidiaries, and (b) for a period of five years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect than the policies currently in effect with respect to claims arising from facts or events which occurred on or before the Effective Time.

     7.9 Fees and Expenses. Whether or not the Merger is consummated, the Company and Parent shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that Parent shall bear and pay the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement (including SEC filing fees). Notwithstanding the foregoing, in the event the Merger is consummated, none of the Company or its subsidiaries (or, following the consummation of the Merger, none of Parent, the Surviving Corporation or their respective subsidiaries) shall be responsible for the following fees, costs and expenses of the Company:
(i) fees and expenses of counsel for the Company in excess of $275,000 and (ii) any fees of Kirlin Securities, Inc. in excess of $200,000.

     7.10 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are, at the date of this Agreement or will be at the Effective Time, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use commercially reasonable efforts to cause each such person to deliver to Parent as of the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

     7.11 Director and Officer Resignations. The Company shall use commercially reasonable efforts to obtain the written resignation of each individual serving as an officer or director of the Company prior to the Effective Time, such resignation to take effect at the Effective Time.

     7.12 NYSE Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     7.13 AMEX Listing. Parent shall use commercially reasonable efforts to cause the publicly traded Company warrants issued pursuant to the warrant agreement dated as of June 27, 2002 between the Company and Continental Stock & Trust Company (the "Warrant Agreement") to continue to be listed on the American Stock Exchange after the Merger.

     7.14 Stockholder Litigation. Each of the Company, on the one hand, and Parent and Newco, on the other hand, shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company, Parent or Newco, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

          (b) Registration Statement. (i) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger and (ii) 20 business days shall have elapsed since the Information Statement shall have been mailed to holders of Company Common Stock.

          (c) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d) Employment and Registration Rights Agreements. Each of the Registration Rights Agreement and the Employment Agreements shall be in full force and effect. The Employment Agreements shall provide that the option agreement between the Company and Eugene O'Donovan dated June 27, 2002 and the existing employment agreements between the Company and Eugene O'Donovan and Susan O'Donovan, each dated June 27, 2002, shall have been terminated prior to or concurrently with the Effective Time, in each case giving no effect to any provision contained therein which may provide for the receipt by either of them or any third party of any payment or other benefit triggered by or in connection with the execution and delivery of this Agreement, the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

          (e) Indemnification Agreement. Eugene O'Donovan shall have executed and delivered an indemnification agreement with Parent, substantially in the form of Exhibit C.

          (f) Consents and Approvals. All necessary consents and approvals of any federal or any other governmental authority or any other third party required for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained, except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation.

     8.2 Conditions to Obligations of Parent and Newco. The obligation of Parent and Newco to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Company Stockholder Approval Obtained. The Majority Stockholders Consent shall be in full force and effect and shall constitute requisite consent of the stockholders of the Company to the Merger and the adoption of this Agreement under the DGCL and the Company's Certificate of Incorporation and By-Laws.

          (b) Representations and Warranties. The representations and warranties of the Company set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have delivered to Parent and Newco an officer's certificate, in form and substance reasonably satisfactory to Parent and its counsel, to the effect of the matters stated in this Section 8.2(b), Section 8.2(c) and Section 8.2(d).

          (c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (d) No Material Adverse Change. Except as disclosed in the Company SEC Reports or in the Company's December 2002 Financials, at any time after October 31, 2002, there shall not have occurred any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

          (e) Affiliate Letters. Parent shall have received from each affiliate of the Company a written agreement substantially in the form attached as Exhibit B hereto.

          (f) Tax Opinion. Parent and Newco shall have received an opinion of Cahill Gordon & Reindel, counsel to Parent and Newco, and, together with the certificates of the Company and Parent attached thereto, substantially in the form of Exhibit D hereto dated on or about the Closing Date, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and that each of Parent, Newco and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; that no gain or loss will be recognized by a stockholder of the Company on the exchange of Company Common Stock for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

          (g) Director and Officer Resignations. Parent and Newco shall have received the written resignation of each of the individuals serving as officers and directors of the Company prior to the Effective Time, such resignation to take effect at the Effective Time.

     8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Newco set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent and Newco shall have delivered to the Company an officer's certificate, in form and substance reasonably satisfactory to the Company and its counsel, to the effect of the matters stated in this Section 8.3(a), Section 8.3(b) and Section 8.3(c).

          (b) Performance of Obligations of Parent and Newco. Parent and Newco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. Except as disclosed in the Parent Current SEC Reports, at any time after February 3, 2002, there shall not have occurred any material adverse change in the business, assets, liabilities, results of operations, condi-tion (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole.

          (d) Tax Opinion. The Company shall have received an opinion of Company Counsel, dated on or about the Closing Date, together with the certificates of the Company and Parent attached thereto, and substantially in the form of Exhibit E hereto, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; that each of Parent, Newco and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and that no gain or loss will be recognized by a stockholder of the Company on the exchange of Company Common Stock for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

          (e) Warrant Agreement. Continental Stock & Trust Company shall have received the written consent of Parent relating to the assumption by Parent of the Company's obligations and duties under the Warrant Agreement.


                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of the Company, Parent and Newco;

          (b) by either the Company or Parent (on behalf of Parent and Newco):

               (i) if the Merger shall not have been consummated by June 30, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

               (ii) if any Restraint having any of the effects set forth in
          Section 8.1(a) shall be in effect and shall have become final and nonappealable;

          (c) by Parent (on behalf of Parent and Newco), (i) if the Average Closing Price (as hereinafter defined) of Parent Common Stock exceeds $39.15 per share; pro-vided, in the event Parent notifies the Company of its election to terminate this Agreement pursuant to this Section 9.1(c), this Agreement shall not be terminated in the event the Company agrees in writing within five business days following the receipt of such notice to recompute the Exchange Ratio by dividing $5.88 by the Average Closing Price, and such recalculated amount shall be deemed to be the Exchange Ratio for all purposes under this Agreement and any other document entered into in connection with this transaction which references the Exchange Ratio;

          (d) by Parent (on behalf of Parent and Newco), if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by the Company of a written notice of such breach from Parent specifying the breach and requesting that it be cured);

          (e) by the Company, if the Average Closing Price is less than $28.93 per share (the "Floor Closing Price"); provided, in the event the Company notifies Parent and Newco of its election to terminate this Agreement pursuant to this Section 9.1(e), this Agreement shall not be terminated in the event Parent and Newco agree in writing within five business days following the receipt of such notice to recompute the Exchange Ratio by dividing $4.34 by the Average Closing Price, and such recalculated amount shall be deemed to be the Exchange Ratio for all purposes under this Agreement and any other document entered into in connection with this transaction which references the Exchange Ratio; and

          (f) by the Company, if Parent and/or Newco shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by Parent of a written notice of such breach from the Company specifying the breach and requesting that it be cured).

     For purposes of this Section 9.1, "Average Closing Price" means the average of the last reported sale prices of Parent Common Stock as reported on the NYSE for the five trading day period ending three trading days prior to Closing.

     9.2 Effect of Termination. The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article IX, this Agreement shall become void and have no effect, with no liability on the part of any party or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Parent, Newco or the Company might have arising from a breach of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     10.2 Waiver. At any time prior to the Effective Date, the Company, on the one hand, and Parent and Newco, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the Company or Newco and Parent, as the case may be, (ii) waive any inaccuracies in the representations and warranties of the Company or Newco and Parent, as the case may be, contained herein or in any document delivered pursuant hereto, and (iii) subject to applicable law, waive compliance with any of the agreements of the Company or Newco and Parent, as the case may be, or with any conditions to their own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

     10.3 Notices. (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

                  If to Parent or Newco:

                           Krispy Kreme Doughnuts, Inc.
                           370 Knollwood Street
                           Winston-Salem, North Carolina  27103

                           Facsimile No.: (336) 733-3791
                           Attention:  Chief Operating Officer
                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005

                           Facsimile No.:  (212) 269-5420
                           Attention:  Gerald S. Tanenbaum, Esq.

                  If to the Company:

                           Montana Mills, Inc.
                           2171 Monroe Avenue, Suite 205A
                           Rochester, New York  14618

                           Facsimile No.:  (585) 442-1284
                           Attention:  Eugene O'Donovan

                           with a copy to:

                           Harter Secrest & Emery LLP
                           1600 Bausch & Lomb Place
                           Rochester, New York  14604-2711

                           Facsimile No.:  (585) 232-2152
                           Attention:  James M. Jenkins, Esq.

     (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.5 Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     10.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, however, that any amendment to this Agreement shall be made in compliance with Section 251(d) of the DGCL.

     10.7 No Third Party Beneficiaries. Except for the indemnification and insurance rights set forth under Section 7.8 which are specifically intended to benefit the officers and directors of the Company, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     10.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

     10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware if any dispute arises out of the Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court sitting in the State of Delaware.

     10.10 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     10.11 No Recourse Against Others. To the fullest extent permitted by law, no director, officer or employee, as such, of Parent, Newco or the Company or any of their respective subsidiaries shall have any liability for any obligations of Parent, Newco or the Company, respectively, under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

     10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                             KRISPY KREME DOUGHNUTS, INC.


                             By:    /s/ Scott A. Livengood
                                  ---------------------------------
                                    Name: Scott A. Livengood
                                    Title: Chairman, President & CEO


                             OLIVER ACQUISITION CORP.


                             By:   /s/ Randy S. Casstevens
                                  ---------------------------------
                                    Name: Randy S. Casstevens
                                    Title: Vice President & Treasurer


                             MONTANA MILLS BREAD CO., INC.


                             By:   /s/ Eugene O'Donovan
                                  ---------------------------------
                                    Name: Eugene O'Donovan
                                    Title: President & CEO